Exhibit 99.1
Earnings Release

Investor Contact: Catalent, Inc. Thomas Castellano 732-537-6325 investors@catalent.com

Catalent, Inc. Reports Fourth Quarter Fiscal 2018 Results

•	Q4'18 revenue of $685.3 million increased 11% as-reported, or 9% in constant currency from the prior-year period.

•	Full-year revenue of $2,463.4 million increased 19% as-reported, or 16% in constant currency from the prior-year.

•	Closed the acquisition of Juniper Pharmaceuticals, a European early development Center of Excellence with dose form development and clinical manufacturing capabilities.

•	Issued 11,431,411 shares of common stock at a price to the public of $40.24, raising approximately $445 million of net proceeds used to pay down USD Term Loan floating-rate debt.

Somerset, N.J. - August 28, 2018 -- Catalent, Inc. (NYSE: CTLT), the leading global provider of advanced delivery technologies and development solutions for drugs, biologics and consumer health products, today announced financial results for the fourth quarter and fiscal year 2018, which ended June 30, 2018.

Fourth quarter 2018 revenue of $685.3 million increased 11% as reported and 9% in constant currency from $616.9 million reported in the fourth quarter a year ago. For fiscal year 2018, revenue was $2,463.4 million and increased 19% as reported and 16% in constant currency, compared to the $2,075.4 million recorded in the prior-year period. The Company's fourth quarter and fiscal year 2018 revenue growth over the prior fiscal year was primarily driven by the Biologics and Specialty Drug Delivery and Clinical Supply Services segments.

Fourth quarter 2018 net earnings were $82.7 million, or $0.61 per diluted share, compared to net earnings of $61.8 million, or $0.49 per diluted share, in the fourth quarter a year ago. For fiscal year 2018, net earnings were $83.6 million, or $0.63 per diluted share, compared to net earnings of $109.8 million, or $0.87 per diluted share, in fiscal 2017. The fiscal year 2018 results include a net tax charge of $42.5 million as a provisional estimate of the net accounting impact of the U.S. tax law enacted in December 2017. Fourth quarter 2018 EBITDA from continuing operations of $172.0 million, as referenced in the GAAP to non-GAAP reconciliation provided later in this release, increased 32% from $130.5 million in the fourth quarter a year ago. For fiscal year 2018, EBITDA from continuing operations was $453.5 million, an increase of 22% compared to the $372.2 million recorded in the prior year.

Fourth quarter 2018 Adjusted EBITDA (see the non-GAAP reconciliation for a discussion of this metric) was $181.5 million, or 26.5% of revenue, compared to $159.1 million, or 25.8% of revenue, in the fourth quarter a year ago. This represents an increase of 14% as reported, and an increase of 11% on a constant-currency basis.

Fourth quarter 2018 Adjusted Net Income (see the non-GAAP reconciliation) was $90.0 million, or $0.67 per diluted share, compared to Adjusted Net Income of $82.6 million, or $0.65 per diluted share, in the fourth quarter a year ago.

“Our financial performance for the fourth quarter was in line with our expectations and positions us well heading into fiscal year 2019,” said John Chiminski, Chair, President and Chief Executive Officer of Catalent, Inc. “We're excited to have closed another acquisition on August 14th -Juniper Pharmaceuticals- which adds to our spray drying capability and creates a European early-stage formulation and development center of excellence. The integration of both Juniper and our Bloomington biologics acquisition, which closed during the second quarter, is progressing according to plan. We're also very pleased to have strengthened our balance sheet by paying down $450 million of floating-rate term loan with the proceeds from our July 2018 equity offering. These strategic steps allow us to play a role in the continued consolidation of this fragmented industry."

In fiscal 2018, the Company engaged in a business reorganization to better align its internal business unit structure with its "Follow the Molecule" strategy and the increased focus on its biologics-related offerings. Under the revised structure, it created two new operating segments from its former Drug Delivery Solutions segment:

•
Biologics and Specialty Drug Delivery, which encompasses manufacturing and development of biologic cell-lines, blow-fill-seal unit-doses, prefilled syringes, vials, cartridges and other injectable and inhaled formats; analytical development and testing services for large molecules; and development and manufacturing for inhaled products for delivery via metered dose inhalers, dry powder inhalers, and intra-nasal sprays; and

•
Oral Drug Delivery, which encompasses comprehensive formulation and analytical development capabilities using advanced processing technologies such as bioavailability enhancement, controlled release, particle size engineering; and taste-masking for solid oral dose forms.

Each of the two new segments reports through a separate management team. The Company's operating segments are the same as its reporting segments. All prior-period comparative segment information has been restated to reflect the current reportable segments in accordance with ASC 280 Segment Reporting, as discussed in Note 1 to the Consolidated Financial Statements included in the Company's Annual Report on Form 10-K (the "Consolidated Financial Statements").

Fourth Quarter 2018 Segment Highlights

Revenue Highlights by Business Segment

Revenue from the Softgel Technologies segment was $241.0 million for the fourth quarter of fiscal 2018, a decrease of 6% as reported, or 7% in constant currency, compared to the fourth quarter a year ago. The constant-currency decline was primarily attributable to a decrease in product participation revenue and volume declines for both prescription and consumer health products within North America and Europe; partially offset by strong demand for consumer health products within Latin America.

Revenue from the Biologics and Specialty Drug Delivery segment was $195.5 million for the fourth quarter of fiscal 2018, an increase of 100% as reported, or 98% in constant currency, over the fourth quarter a year ago. The constant-currency growth was partially attributable to the acquisition of Catalent Indiana (formerly Cook Pharmica), which contributed 71 percentage points to the segment's revenue growth. Excluding the impact of the acquisition, segment revenue increased 27% in constant currency, driven by favorable end-customer demand for our U.S. based drug substance and European drug product biologics offerings, as well as higher volumes associated with products utilizing our respiratory and opthalmic drug delivery platforms.

Revenue from the Oral Drug Delivery segment was $153.7 million for the fourth quarter of fiscal 2018, a decrease of 11% as reported, or 14% in constant currency, over the fourth quarter a year ago. The constant-currency decline was primarily driven by a prior-year contractual settlement recorded within the segment, a decrease in product participation revenue and lower volume related to our integrated oral solids development and commercial manufacturing capabilities.

Revenue from the Clinical Supply Services segment was $107.6 million for the fourth quarter of fiscal 2018, an increase of 8% as reported, or 5% in constant currency over the fourth quarter a year ago. The constant-currency growth was due to higher volume related to storage and distribution services, partially offset by lower comparator sourcing volume.

Segment EBITDA Highlights

Softgel Technologies segment EBITDA (see the discussion of non-GAAP measures below) in the fourth quarter of fiscal 2018 was $59.0 million, a decrease of 10% as reported, or 8% in constant currency, versus the fourth quarter a year ago. The decrease was primarily driven by the lower product participation revenue and volume declines for high-margin products within North America and Europe, partially related to a shortage of supply of ibuprofen, an active pharmaceutical ingredient. These declines were partially offset by strong demand for consumer health products within Latin America.

Biologics and Specialty Drug Delivery segment EBITDA in the fourth quarter of fiscal 2018 was $60.4 million, an increase of 154% as reported, or 151% in constant currency. The constant-currency growth was partially attributable to the Catalent Indiana acquisition, which contributed 116 percentage points to the segment's EBITDA growth. Excluding the impact of the acquisition, segment EBITDA increased 35% in constant currency driven by favorable end-customer demand for our U.S.-based drug substance and European drug product biologics offerings, as well as higher volumes associated with products utilizing our respiratory and opthalmic drug delivery platforms.

Oral Drug Delivery segment EBITDA in the fourth quarter of fiscal 2018 was $50.0 million, a decrease of 25% as reported, or 27% in constant currency. The constant-currency decline was primarily driven by a prior-year contractual settlement recorded within the segment, a decrease in product participation revenue and lower volume related to our integrated oral solids development and commercial manufacturing capabilities.

Clinical Supply Services segment EBITDA in the fourth quarter of fiscal 2018 was $21.7 million, an increase of 27% as reported, or 20% in constant currency. The increase was primarily attributable to higher demand and favorable product mix within our storage and distribution services, as well as improved capacity utilization across the network.

Fiscal 2018 Segment Highlights

Revenue Highlights by Business Segment

Revenue from the Softgel Technologies segment was $917.3 million for fiscal year 2018, an increase of 7% as reported, or 4% in constant currency, compared to a year ago. The constant-currency growth was attributable to the February 2017 Accucaps acquisition, which contributed 7 percentage points to the segment’s constant-currency revenue growth during the year. Excluding the Accucaps acquisition, Softgel revenue declined 3% in constant currency, due to a decrease in product participation revenue and decreased end-market demand for consumer health products in Europe and Asia-Pacific; partially offset by strength in the Latin America region.

Revenue from the Biologics and Specialty Drug Delivery segment was $601.9 million for fiscal year 2018, an increase of 72% as reported, or 68% in constant currency, over a year ago. The constant-currency growth was partially attributable to the Catalent Indiana acquisition, which contributed 50 percentage points to the segment's revenue growth. Excluding the impact of the acquisition, segment revenue increased 18% in constant currency, driven by favorable end-customer demand for our U.S.-based drug substance and European drug product biologics offerings, as well as higher volumes associated with products utilizing our respiratory and opthalmic drug delivery platforms.

Revenue from the Oral Drug Delivery segment was $573.9 million for fiscal year 2018, an increase of 2% as reported, or a decrease of 1% in constant currency, over a year ago. The constant-currency decline was primarily driven by a prior-year contractual settlement recorded within the segment, a decrease in product participation revenue and lower volume related to our analytical development services platform; partially offset by favorable end-customer demand related to our integrated oral solids development and commercial manufacturing capabilities.

Revenue from the Clinical Supply Services segment was $430.4 million for fiscal year 2018, an increase of 23% as reported, or 20% in constant currency over a year ago. This growth was due to higher volume related to storage and distribution services, as well as due to increased lower-margin comparator sourcing activities.

Segment EBITDA Highlights

Softgel Technologies segment EBITDA for fiscal year 2018 was $196.4 million, an increase of 3% as reported, or 2% in constant currency, versus a year ago. The constant-currency increase was driven by the acquisition of Accucaps, which contributed 5 percentage points of the constant-currency growth in segment EBITDA during the period. Excluding the acquisition, segment EBITDA decreased by 3% in constant currency, due to lower product participation revenue and a shortage of supply of ibuprofen, an active pharmaceutical ingredient; partially offset by favorable product mix within North America.

Biologics and Specialty Drug Delivery segment EBITDA for fiscal year 2018 was $146.8 million, an increase of 132% as reported, or 128% in constant currency. The constant-currency increase was primarily driven by the Catalent Indiana acquisition, which contributed 113 percentage points of the constant-currency growth in segment EBITDA during the period. Excluding the acquisition, segment EBITDA increased by 15% in constant currency, primarily driven by favorable end-customer demand for our U.S.-based drug substance and European drug product biologics offerings, partially offset by lower levels of capacity utilization within our respiratory and opthalmic drug delivery platforms.

Oral Drug Delivery segment EBITDA for fiscal year 2018 was $172.9 million, a decrease of 3% as reported, or 6% in constant currency. The constant-currency decrease was primarily driven by a prior-year contractual settlement recorded within the segment, a decrease in product participation revenue and lower volume related to our analytical development services platform; partially offset by favorable end-customer demand related to our integrated oral solids development and commercial manufacturing capabilities.

Clinical Supply Services segment EBITDA for fiscal year 2018 was $76.2 million, an increase of 39% as reported, or 32% in constant currency. The increase was primarily attributable to higher demand for our storage and distribution services, as well as improved capacity utilization across the network. Increased volume related to lower-margin comparator sourcing activities modestly contributed to the segment’s EBITDA growth.

Additional Financial Highlights

Fourth quarter 2018 gross margin of 34.1% decreased 80 basis points as-reported, from 34.9% in the fourth quarter a year ago. The decrease was primarily attributable to a decrease in product participation revenue within the Oral Drug Delivery and Softgel Technologies segments, partially offset by the Catalent Indiana acquisition.

Fourth quarter 2018 selling, general and administrative expenses were $124.3 million and represented 18.1% of revenue, compared to $107.3 million, or 17.4% of revenue, in the fourth quarter a year ago.

Backlog for the Clinical Supply Services segment, defined as estimated future service revenues from work not yet completed under signed contracts, was $273.2 million as of June 30, 2018, a 2% increase compared to the third quarter of fiscal year 2018. The segment recorded net new business wins of $93.8 million during the fourth quarter, which is an increase of 60% compared to the new business wins recorded in the same period of prior year. The segment’s trailing-twelve-month book-to-bill ratio was 0.9x. Please note that fourth quarter and prior period ratios have been re-calculated in light of the change in revenue recognition due to the adoption of ASC 606, a new accounting rule, pursuant to which the Company will recognize revenue relating to comparator procurement on a net basis.

Balance Sheet and Liquidity

As of June 30, 2018, Catalent had $2.7 billion in total debt, and $2.3 billion in total debt net of cash and short-term investments, which is in-line with the total debt and net debt as of March 31, 2018. As of June 30, 2018, Catalent’s total net leverage ratio was 4.2x, a sequential improvement compared to the total net leverage of 4.5x as of March 31, 2018. On a pro forma basis for the acquisition of Catalent Indiana, the debt pay down of $450 million completed in July, and the acquisition of Juniper Pharmaceuticals, Catalent’s total net leverage ratio as of June 30, 2018 would have been 3.4x.

Fiscal Year 2019 Outlook

For fiscal year 2019, the Company expects revenue in the range of $2.50 billion to $2.59 billion. Catalent expects Adjusted EBITDA in the range of $597 million to $622 million and Adjusted Net Income in the range of $260 million to $285 million. The Company expects self-funded capital expenditures in the range of $175 million to $185 million and fully diluted share count in the range of 146 million to 147 million shares on a weighted-average basis, taking into account the recent issuance of additional shares in connection with the recent equity offering.

Earnings Webcast

The Company’s management will host a webcast to discuss the results at 8:15 a.m. ET today. Catalent invites all interested parties to listen to the webcast, which will be accessible through Catalent’s website at http://investor.catalent.com. A supplemental slide presentation will also be available in the “Investors” section of Catalent’s website prior to the start of the webcast. The webcast replay, along with the supplemental slides, will be available for 90 days in the “Investors” section of Catalent’s website at www.catalent.com.

About Catalent, Inc.

Catalent, Inc. (NYSE: CTLT) is the leading global provider of advanced delivery technologies and development solutions for drugs, biologics and consumer health products. With over 80 years serving the industry, Catalent has proven expertise in bringing more customer products to market faster, enhancing product performance and ensuring reliable clinical and commercial product supply. Catalent employs over 11,000 people, including over 1,800 scientists, at more than 30 facilities across 5 continents and in fiscal 2018 generated approximately $2.5 billion in annual revenue. Catalent is headquartered in Somerset, N.J. For more information, please visit www.catalent.com.

Non-GAAP Financial Measures

Use of EBITDA from continuing operations, Adjusted EBITDA, Adjusted Net Income and Segment EBITDA

Management measures operating performance based on consolidated earnings from continuing operations before interest expense, expense/(benefit) for income taxes, and depreciation and amortization, and it is adjusted for the income or loss attributable to non-controlling interest

(“EBITDA from continuing operations”). EBITDA from continuing operations is not defined under U.S. GAAP and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP and is subject to important limitations.

The Company believes that the presentation of EBITDA from continuing operations enhances an investor’s understanding of its financial performance. The Company believes this measure is a useful financial metric to assess its operating performance from period to period by excluding certain items that it believes are not representative of its core business and uses this measure for business planning purposes.

In addition, given the significant investments that Catalent has made in the past in property, plant and equipment, depreciation and amortization expenses represent a meaningful portion of its cost structure. The Company believes that EBITDA from continuing operations will provide investors with a useful tool for assessing the comparability between periods of its ability to generate cash from operations sufficient to pay taxes, to service debt and to undertake capital expenditures because it eliminates depreciation and amortization expense. The Company presents EBITDA from continuing operations in order to provide supplemental information that it considers relevant for the readers of the Consolidated Financial Statements, and such information is not meant to replace or supersede U.S. GAAP measures. The Company’s definition of EBITDA from continuing operations may not be the same as similarly titled measures used by other companies.

Catalent evaluates the performance of its segments based on segment earnings before non-controlling interest, other (income)/expense, impairments, restructuring costs, interest expense, income tax expense/(benefit), and depreciation and amortization (“segment EBITDA”). Moreover, under the Company's credit agreement, its ability to engage in certain activities, such as incurring certain additional indebtedness, making certain investments and paying certain dividends, is tied to ratios based on Adjusted EBITDA, which is not defined under U.S. GAAP and is subject to important limitations. Adjusted EBITDA is the covenant compliance measure used in the credit agreement governing debt incurrence and restricted payments. Because not all companies use identical calculations, the Company’s presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Management also measures operating performance based on Adjusted Net Income/(loss) and Adjusted Net Income/(loss) per share. Adjusted Net Income/(loss) is not defined under U.S. GAAP and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP and is subject to important limitations. The Company believes that the presentation of Adjusted Net Income/(loss) and Adjusted Net Income/loss per share enhances an investor’s understanding of its financial performance. The Company believes this measure is a useful financial metric to assess its operating performance from period to period by excluding certain items that it believes are not representative of its core business and the Company uses this measure for business planning purposes. The Company defines Adjusted Net Income/(loss) as net earnings/(loss) adjusted for (1) earnings or loss of discontinued operations, net of tax, (2) amortization attributable to purchase accounting and (3) income or loss from non-controlling interest in its majority-owned operations. The Company also makes adjustments for other cash and non-cash items included in the table below, partially offset by its estimate of the tax effects as a result of such cash and non-cash items. The Company believes that Adjusted Net Income/(loss) and Adjusted Net Income/(loss) per share will provide investors with a useful tool for assessing the comparability between periods of its ability to generate cash from operations available to its stockholders. The Company’s definition of Adjusted Net Income/(loss) may not be the same as similarly titled measures used by other companies.

The most directly comparable GAAP measure to EBITDA from continuing operations and Adjusted EBITDA is earnings/(loss) from continuing operations. The most directly comparable GAAP measure to Adjusted Net Income/(loss) is net earnings/(loss). Included in this release is a reconciliation of earnings/(loss) from continuing operations to EBITDA from continuing operations and Adjusted EBITDA and a reconciliation of net earnings/(loss) to Adjusted Net Income.

The Company does not provide a reconciliation of forward-looking non-GAAP financial measures to their comparable GAAP financial measures because it could not do so without unreasonable effort due to the unavailability of the information needed to calculate reconciling items and due to the variability, complexity and limited visibility of the adjusting items that would be excluded from the non-GAAP financial measures in future periods. When planning, forecasting and analyzing future periods, the Company does so primarily on a non-GAAP basis without preparing a GAAP analysis as that would require estimates for various cash and non-cash reconciling items that would be difficult to predict with reasonable accuracy. For example, equity compensation expense would be difficult to estimate because it depends on the Company’s future hiring and retention needs, as well as the future fair market value of the Company’s common stock, all of which are difficult to predict and subject to constant change. It is equally difficult to anticipate the need for or magnitude of a presently unforeseen one-time restructuring expense or the values of end-of-period foreign currency exchange rates. As a result, the Company does not believe that a GAAP reconciliation would provide meaningful supplemental information about the Company’s outlook.

Use of Constant Currency

As changes in exchange rates are an important factor in understanding period-to-period comparisons, the Company believes the presentation of results on a constant currency basis in addition to reported results helps improve investors’ ability to understand its operating results and evaluate its performance in comparison to prior periods. Constant currency information compares results between periods as if exchange rates had remained constant period over period. The Company uses results on a constant currency basis as one measure to evaluate its performance. The Company calculates constant currency by calculating current-year results using prior-year foreign currency exchange rates. The Company generally refers to such amounts calculated on a constant currency basis as excluding the impact of foreign exchange or being on a constant currency basis. These results should be considered in addition to, not as a substitute for, results reported in accordance with U.S. GAAP. Results on a constant currency basis, as the Company presents them, may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with U.S. GAAP.

Forward-Looking Statements

This release contains both historical and forward-looking statements.  All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements generally can be identified by the use of statements that include phrases such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “plan,” “project,” “foresee,” “likely,” “may,” “will,” “would” or other words or phrases with similar meanings.  Similarly, statements that describe the Company’s objectives, plans or goals are, or may be, forward-looking statements. These statements are based on current expectations of future events.  If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Catalent, Inc.’s expectations and projections.  Some of the factors that could cause actual results to differ include, but are not limited to, the following: participation in a highly competitive market and increased competition may adversely affect the business of the Company; demand for the Company’s offerings, which depends in part on the Company’s customers’ research and development and the clinical and market success of their products; product and other liability risks that could adversely affect the Company’s results of operations, financial condition, liquidity and cash flows; failure to comply with existing and future regulatory requirements; failure to provide quality offerings to customers could have an adverse effect on the Company’s business and subject it to regulatory actions and costly litigation; problems providing the highly exacting and complex services or support required; global economic, political and regulatory risks to the operations of the Company;  inability to enhance existing or introduce new technology or service offerings in a timely manner; inadequate patents, copyrights, trademarks and other forms of intellectual property protections; fluctuations in the costs, availability, and suitability of the components of the products the Company manufactures, including active pharmaceutical ingredients, excipients, purchased components and raw materials; changes in market access or healthcare reimbursement in the United States or internationally; fluctuations in the exchange rate of the U.S. dollar and other foreign currencies including as a result of the U.K. referendum to exit from the European Union; adverse tax legislative or regulatory initiatives or challenges to the Company’s tax positions; loss of key personnel; risks generally associated with information systems; inability to complete any future acquisitions and other transactions that may complement or expand the business of the Company or divest of non-strategic businesses or assets and difficulties in successfully integrating acquired business and realizing anticipated benefits of such acquisitions; offerings and customers’ products that may infringe on the intellectual property rights of third parties; environmental, health and safety laws and regulations, which could increase costs and restrict operations; labor and employment laws and regulations or labor difficulties, which could increase costs or result in operational disruptions; additional cash contributions required to fund the Company’s existing pension plans; substantial leverage resulting in the limited ability of the Company to raise additional capital to fund operations and react to changes in the economy or in the industry, exposure to interest rate risk to the extent of the Company’s variable-rate debt and preventing the Company from meeting its obligations under its indebtedness. For a more detailed discussion of these and other factors, see the information under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2018, filed today. All forward-looking statements speak only as of the date of this release or as of the date they are made, and Catalent, Inc. does not undertake to update any forward-looking statement as a result of new information or future events or developments except to the extent required by law.

More products. Better treatments. Reliably supplied.™

Catalent, Inc. and Subsidiaries
Consolidated Statements of Operations
(In millions, except per share data)

	Three Months Ended June 30,		FX impact	Constant Currency Increase/(Decrease)
	2018	2017		Change $	Change %
Net revenue	$685.3	$616.9	$11.5	$56.9	9%
Cost of sales	451.9	401.7	9.3	40.9	10%
Gross margin	233.4	215.2	2.2	16.0	7%
Selling, general and administrative expenses	124.3	107.3	1.0	16.0	15%
Impairment charges and (gain)/loss on sale of assets	4.3	7.5	—	(3.2)	(43)%
Restructuring and other	7.5	3.5	—	4.0	114%
Operating earnings	97.3	96.9	1.2	(0.8)	(1)%
Interest expense, net	30.0	22.6	0.3	7.1	31%
Other (income)/expense, net	(22.1)	5.1	(2.3)	(24.9)	*
Earnings from continuing operations, before income taxes	89.4	69.2	3.2	17.0	25%
Income tax expense	6.7	7.4	(1.3)	0.6	8%
Net earnings	$82.7	$61.8	$4.5	$16.4	27%

Weighted average shares outstanding	133.2	125.1
Weighted average diluted shares outstanding	135.1	127.3

Earnings per share:
Basic
Net earnings	$0.62	$0.49
Diluted
Net earnings	$0.61	$0.49
* - percentage not meaningful

Catalent, Inc. and Subsidiaries
Selected Segment Financial Data
(Dollars in millions)

	Three Months Ended June 30,		FX impact	Constant Currency Increase/(Decrease)
	2018	2017		Change $	Change %
Softgel Technologies
Net revenue	$241.0	$257.1	$1.7	$(17.8)	(7)%
Segment EBITDA	59.0	65.2	(1.2)	(5.0)	(8)%
Biologics and Specialty Drug Delivery
Net revenue	195.5	97.3	3.1	95.1	98%
Segment EBITDA	60.4	23.8	0.7	35.9	151%
Oral Drug Delivery
Net revenue	153.7	173.6	4.0	(23.9)	(14)%
Segment EBITDA	50.0	67.0	1.4	(18.4)	(27)%
Clinical Supply Services
Net revenue	107.6	99.3	3.4	4.9	5%
Segment EBITDA	21.7	17.1	1.1	3.5	20%
Inter-segment revenue elimination	(12.5)	(10.4)	(0.7)	(1.4)	13%
Unallocated costs	(19.1)	(42.6)	2.4	21.1	(50)%
Combined totals
Net revenue	$685.3	$616.9	$11.5	$56.9	9%

EBITDA from continuing operations	$172.0	$130.5	$4.4	$37.1	28%
* - percentage not meaningful

Refer to the Company's description of non-GAAP measures including segment EBITDA as referenced above.

Catalent, Inc. and Subsidiaries
Consolidated Statements of Operations
(In millions, except per share amounts)

	Twelve Months Ended June 30,		FX impact	Constant Currency Increase/(Decrease)
	2018	2017		Change $	Change %
Net revenue	$2,463.4	$2,075.4	$62.1	$325.9	16%
Cost of sales	1,710.8	1,420.8	48.2	241.8	17%
Gross margin	752.6	654.6	13.9	84.1	13%
Selling, general and administrative expenses	462.6	402.6	4.8	55.2	14%
Impairment charges and (gain)/loss on sale of assets	8.7	9.8	0.1	(1.2)	(12)%
Restructuring and other	10.2	8.0	(0.1)	2.3	29%
Operating earnings	271.1	234.2	9.1	27.8	12%
Interest expense, net	111.4	90.1	1.1	20.2	22%
Other (income)/expense, net	7.7	8.5	2.7	(3.5)	(41)%
Earnings from continuing operations, before income taxes	152.0	135.6	5.3	11.1	8%
Income tax expense	68.4	25.8	(1.6)	44.2	171%
Net earnings	$83.6	$109.8	$6.9	$(33.1)	(30)%

Weighted average shares outstanding	131.2	125.0
Weighted average diluted shares outstanding	133.2	126.7

Earnings per share:
Basic
Net earnings	$0.64	$0.88
Diluted
Net earnings	$0.63	$0.87

* - percentage not meaningful

Catalent, Inc. and Subsidiaries
Selected Segment Financial Data
(Dollars in millions)

	Twelve Months Ended June 30,		FX impact	Constant Currency Increase/(Decrease)
	2018	2017		Change $	Change %
Softgel Technologies
Net revenue	$917.3	$855.3	$24.5	$37.5	4%
Segment EBITDA	196.4	190.5	2.3	3.6	2%
Biologics and Specialty Drug Delivery
Net revenue	601.9	350.8	12.1	239.0	68%
Segment EBITDA	146.8	63.4	2.1	81.3	128%
Oral Drug Delivery
Net revenue	573.9	561.6	15.8	(3.5)	(1)%
Segment EBITDA	172.9	179.0	5.1	(11.2)	(6)%
Clinical Supply Services
Net revenue	430.4	348.8	13.4	68.2	20%
Segment EBITDA	76.2	54.9	4.0	17.3	32%
Inter-segment revenue elimination	(60.1)	(41.1)	(3.7)	(15.3)	37%
Unallocated costs	(138.8)	(115.6)	(2.7)	(20.5)	18%
Combined totals
Net revenue	$2,463.4	$2,075.4	$62.1	$325.9	16%

EBITDA from continuing operations	$453.5	$372.2	$10.8	$70.5	19%

Refer to the Company's description of non-GAAP measures including Segment EBITDA as referenced above.

Catalent, Inc. and Subsidiaries
Reconciliation of Earnings/(Loss) from Continuing Operations to EBITDA from Continuing Operations and Adjusted EBITDA*
(Dollars in millions)

	Quarter Ended	Twelve Months Ended	Quarter Ended				Twelve Months Ended
	June 30, 2017	June 30, 2017	September 30, 2017	December 31, 2017	March 31, 2018	June 30, 2018	June 30, 2018
Net earnings / (loss)	61.8	$109.8	$3.8	$(21.9)	$19.0	$82.7	$83.6
Interest expense, net	22.6	90.1	24.3	27.2	29.9	30.0	111.4
Income tax expense/(benefit)	7.4	25.8	(1.9)	49.9	13.7	6.7	68.4
Depreciation and amortization	38.7	146.5	39.0	46.8	51.7	52.6	190.1
EBITDA from continuing operations	130.5	372.2	65.2	102.0	114.3	172.0	453.5
Equity compensation	4.5	20.9	7.0	8.5	5.6	6.1	27.2
Impairment charges and (gain)/loss on sale of assets	7.5	9.8	—	4.2	0.2	4.3	8.7
Financing-related expenses	—	4.3	—	11.8	—	—	11.8
US GAAP restructuring and other	3.5	8.0	1.2	0.1	1.4	7.5	10.2
Acquisition, integration and other special items	8.5	25.6	11.0	11.8	9.1	12.2	44.1
Foreign exchange loss/(gain) (included in other, net) (1)	4.1	9.6	6.5	0.6	8.4	(20.5)	(5.0)
Other adjustments	0.5	(0.4)	—	0.3	—	(0.1)	0.2
Adjusted EBITDA	$159.1	$450.0	$90.9	$139.3	$139.0	$181.5	$550.7
FX impact (unfavorable)						4.3	10.8
Adjusted EBITDA at Constant Currency						$177.2	$539.9

* Refer to the Company's description of non-GAAP measures including EBITDA from continuing operations and Adjusted EBITDA as referenced above.

(1)
Foreign exchange gain of $5.0 million for the twelve months ended June 30, 2018 includes: (a) $2.9 million of unrealized gains related to foreign trade receivables and payables, (b) $11.9 million of unrealized losses on the ineffective portion of the Company's net investment hedge, and (c) $10.7 million of unrealized losses on inter-company loans. The foreign exchange adjustment was also affected by the exclusion of realized foreign currency exchange rate gains from the settlement of inter-company loans of $24.7 million. Inter-company loans are between Catalent entities and do not reflect the ongoing results of the Company's trade operations.

Catalent, Inc. and Subsidiaries
Reconciliation of Net Earnings/(Loss) to Adjusted Net Income*
(In millions, except per share data)

	Quarter Ended	Twelve Months Ended	Quarter Ended				Twelve Months Ended
	June 30, 2017	June 30, 2017	September 30, 2017	December 31, 2017	March 31, 2018	June 30, 2018	June 30, 2018
Net earnings	$61.8	$109.8	$3.8	$(21.9)	$19.0	$82.7	$83.6
Amortization (1)	11.2	44.3	11.4	16.1	17.6	17.5	62.6
Equity compensation	4.5	20.9	7.0	8.5	5.6	6.1	27.2
Impairment charges and loss on sale of assets	7.5	9.8	—	4.2	0.2	4.3	8.7
Financing-related expenses	—	4.3	—	11.8	—	—	11.8
U.S. GAAP restructuring and other	3.5	8.0	1.2	0.1	1.4	7.5	10.2
Acquisition, integration, and other special items	8.5	25.6	11.0	11.8	9.1	12.2	44.1
Foreign exchange loss/(gain) (included in other, net) (2)	4.1	9.6	6.5	0.6	8.4	(20.5)	(5.0)
Other adjustments	0.5	(0.4)	—	0.3	—	(0.1)	0.2
Estimated tax effect of adjustments (3)	(12.2)	(35.9)	(11.2)	(14.0)	(11.6)	(6.7)	(43.5)
Discrete income tax (benefit)/expense items (4)	(6.8)	(10.4)	(2.6)	(2.8)	(0.1)	(3.9)	(9.4)
Tax law changes provision (5)	—	—	—	46.0	5.6	(9.1)	42.5
Adjusted net income (ANI)	$82.6	$185.6	$27.1	$60.7	$55.2	$90.0	$233.0
Weighted average shares outstanding	125.1	125.0				133.2	131.2
Weighted average diluted shares outstanding	127.3	126.7				135.1	133.2
ANI per share:
ANI per basic share	$0.66	$1.48				$0.68	$1.78
ANI per diluted share	$0.65	$1.46				$0.67	$1.75
Earnings per share:
Net earnings per basic share	$0.49	$0.88				$0.62	$0.64
Net earnings per diluted share	$0.49	$0.87				$0.61	$0.63

* Refer to the Company's description of non-GAAP measures including Adjusted Net Income as referenced above.

(1) Represents the amortization attributable to purchase accounting for previously completed business combinations.

(2)
Foreign exchange gain of $5.0 million for the twelve months ended June 30, 2018 includes: (a) $2.9 million of unrealized gains related to foreign trade receivables and payables, (b) $11.9 million of unrealized losses on the ineffective portion of the Company's net investment hedge, and (c) $10.7 million of unrealized losses on inter-company loans. The foreign exchange adjustment was also affected by the exclusion of realized foreign currency exchange rate gains from the settlement of inter-company loans of $24.7 million. Inter-company loans are between Catalent entities and do not reflect the ongoing results of the Company's trade operations.

(3)
The tax effect of adjustments to Adjusted Net Income is computed by applying the statutory tax rate in the jurisdictions to the income or expense items which are adjusted in the period presented; if a valuation allowance exists, the rate applied is zero.

(4) Discrete period income tax expense/(benefit) items are unusual or infrequently occurring items primarily including: changes in judgment related to the realizability of deferred tax assets in future years, changes in measurement of a prior year tax position, deferred tax impact of changes in tax law, and purchase accounting.
(5) During the fiscal year 2018, the Company recorded a net tax charge of $42.5 million as its provisional estimate of the net accounting impact of the recently enacted U.S. tax law changes. The Company will continue to evaluate the full impact of the 2017 income tax legislation and record any potential adjustment during the permitted one-year measurement period.

Catalent, Inc. and Subsidiaries
Consolidated Balance Sheets
(Dollars in millions)

	June 30, 2018	June 30, 2017
ASSETS
Current assets:
Cash and cash equivalents	$410.2	$288.3
Trade receivables, net	555.8	488.8
Inventories	209.1	184.9
Prepaid expenses and other	65.2	97.8
Total current assets	1,240.3	1,059.8
Property, plant, and equipment, net	1,270.6	995.9
Other non-current assets, including intangible assets	2,020.2	1,398.6
Total assets	$4,531.1	$3,454.3

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term obligations and other short-term borrowings	$71.9	$24.6
Accounts payable	192.1	163.2
Other accrued liabilities	312.9	281.2
Total current liabilities	576.9	469.0
Long-term obligations, less current portion	2,649.4	2,055.1
Other non-current liabilities	218.1	206.7
Commitments and contingencies (1)	—	—
Total shareholders' equity	1,086.7	723.5
Total liabilities and shareholders' equity	$4,531.1	$3,454.3

(1)	Please refer to note 14 of the consolidated financial statements within our Annual Report on Form 10-K for the year ended June 30, 2018.

Catalent, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Dollars in millions)

	Twelve Months Ended June 30,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash provided by operating activities	$374.5	$299.5
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment and other productive assets	(176.5)	(139.8)
Proceeds from sale of property and equipment	1.8	0.7
Proceeds from sale of subsidiaries	3.4	—
Payment for acquisitions, net of cash acquired	(748.0)	(169.9)
Net cash (used in) investing activities from continuing operations	(919.3)	(309.0)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net change in other borrowings	(3.1)	(5.8)
Proceeds from borrowing, net	442.6	397.4
Payments related to long-term obligations	(18.9)	(218.5)
Call premium payments and financing fees paid	(15.6)	(6.4)
Proceeds from sale of common stock, net	277.8	—
Cash paid, in lieu of equity, for tax withholding obligations	(13.7)	(5.4)
Net cash provided by financing activities	669.1	161.3
Effect of foreign exchange on cash	(2.4)	4.9
NET INCREASE/(DECREASE) IN CASH AND EQUIVALENTS	121.9	156.7
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	288.3	131.6
CASH AND EQUIVALENTS AT END OF PERIOD	$410.2	$288.3